Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated April 24, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Intervoice, Inc. on Form 10-K for the year ended February 29, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intervoice, Inc., on Form S-8 (File Nos. 33-17642, 33-45131, 33-45132, 33-62863, 33-64860, 33-72494, 33-77586, 33-77590, 333-74873, 333-68103, 33-61089, 333-28009, 333-89127, 333-101328, 333-111487, 333-111488, 333-122942, 333-130734, 333-142918, 333-146754) and Form S-3 (File No. 333-90560).
/s/ Grant Thornton LLP
Dallas, Texas
April 24, 2008